Exhibit 99.3
K12 INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of K12 Inc. (the “Company” or “K12”) and KC Distance Learning, Inc. (“KCDL”) after giving effect to our acquisition (“Acquisition”) of KCDL and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. We acquired all of the stock of KCDL on July 23, 2010.
The unaudited pro forma condensed consolidated balance sheet of K12 and KCDL as of June 30, 2010 is presented as if the Acquisition had occurred on June 30, 2010. The unaudited pro forma condensed consolidated statement of operations of K12 and KCDL for the year ended June 30, 2010 is presented as if the Acquisition had taken place on July 1, 2009.
The unaudited pro forma condensed consolidated financial information does not purport to represent what the Company’s results of operations actually would have been if the acquisition of KCDL had occurred on July 1, 2009 or what such results will be for any future periods or what the consolidated balance sheet would have been if the acquisition had occurred on June 30, 2010. The actual results in the periods following the acquisition may differ significantly from that reflected in the unaudited pro forma condensed consolidated financial information for a number of reasons including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial information and the actual amounts and the completion of a final valuation of the acquisition. In addition, no adjustments have been made for non-recurring integration plans or operational efficiencies that may have been achieved if the acquisition had occurred on July 1, 2009.
The unaudited pro forma condensed consolidated financial information has been prepared giving effect to the acquisition, which is accounted for as a business combination in accordance with the Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations.” The unaudited pro forma adjustments are based on management’s preliminary estimates of the values of the tangible and intangible assets and liabilities acquired. As a result, the actual adjustments may differ materially from those presented in the unaudited pro forma condensed consolidated financial statements. A change in the unaudited pro forma adjustments of the purchase price for the acquisition would primarily result in a reallocation affecting the value assigned to tangible and intangible assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.
KCDL’s fiscal year ends on the Saturday closest to December 31 and is comprised of 52 weeks. Accordingly, KCDL’s fiscal year 2009 ended on January 2, 2010. Because K12 and KCDL had different fiscal year end dates, the unaudited pro forma condensed consolidated financial statements are prepared based on a comparable period. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2010 is presented based on K12’s balance sheet as of June 30, 2010 and KCDL’s balance sheet as of July 3, 2010. The unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2010 is presented based on K12’s year ended June 30, 2010 and KCDL’s 52-week period ended July 3, 2010. KCDL’s 52-week period ended July 3, 2010 financial statements were derived by combining the 26-week period ended January 2, 2010 results and the 26-week period ended July 3, 2010 results.
These unaudited pro forma condensed consolidated financial statements, including the notes hereto, should be read in conjunction with (i) the historical consolidated financial statements for K12 included in its Annual Report on Form 10-K for the year ended June 30, 2010; and (ii) the historical audited and unaudited financial statements of KCDL included as Exhibit 99.1 and Exhibit 99.2, respectively to K12’s Form 8-K/A dated October 8, 2010 (amending K12’s Form 8-K dated July 23, 2010 and filed on July 26, 2010).

K12 INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2010
(In thousands)

	K12 Inc.	KCDL	Reclass	Pro forma		Pro forma
	06/30/10	07/03/10	Adjustments	Adjustments	Note	K12 Inc.
		(Note 1)	(Note 4A)
ASSETS
Current assets
Cash and cash equivalents	$81,751	$1,112	$—	$(1,112)	4(B)	$81,751
Restricted cash and cash equivalents	3,343	—	—	—		3,343
Accounts receivable, net	71,185	7,283	—	—		78,468
Related party receivable	—	112	—	—		112
Inventories, net	26,192	677	—	—		26,869
Current portion of deferred tax asset	4,672	263	—	—		4,935
Prepaid expenses	8,849	1,880	—	(280)	4(C)	10,449
Other current assets	7,286	—	—	—		7,286

Total current assets	203,278	11,327	—	(1,392)		213,213
Property and equipment, net	40,713	10,663	(2,495)	—		48,881
Capitalized curriculum development costs, net	39,860	1,384	3,096	(480)	4(C)	43,860
Deferred tax asset, net of current portion	5,912	2,993	—	—		8,905
Intangible assets, net	14,081	1,401	(601)	15,200	4(C)	30,081
Goodwill	1,825	5,637	—	31,763	4(D)	39,225
Deposits and other assets	2,213	68	—	—		2,281

Total assets	$307,882	$33,473	$—	$45,091		$386,446

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$12,691	$641	$—	$—		$13,332
Related party payable	—	15,042	—	(10,976)	4(B)	4,066
Accrued liabilities	8,840	298	—	782	5(D)	9,920
Accrued compensation and benefits	10,563	8	—	—		10,571
Deferred revenue	9,593	4,262	—	(423)	4(C)	13,432
Current portion of capital lease obligations	10,996	—	—	—		10,996
Current portion of capital lease obligations — related party	—	525	—	—		525
Current portion of notes payable	1,251	—	—	—		1,251
Current debt to related party	—	3,300	—	(3,300)	4(B)	—

Total current liabilities	53,934	24,076	—	(13,917)		64,093
Deferred rent, net of current portion	2,217	38	—	—		2,255
Capital lease obligations, net of current portion	7,710	—	—	—		7,710
Capital lease obligations, net of current portion — related party	—	655	—	—		655
Notes payable, net of current portion	655	—	—	—		655
Deferred tax liability and other liabilities	—	34	—	5,348	4(C)	5,382

Total liabilities	64,516	24,803	—	(8,569)		80,750
Commitments and contingencies
Redeemable noncontrolling interest	17,374	—	—	—		17,374

Equity:
Series A Special Stock			—	63,112	4(F)	63,112
Common stock	3	10	—	(10)	4(E)	3
Additional paid-in capital	361,344	12,975	—	(12,975)	4(E)	361,344
Accumulated deficit	(139,496)	(4,315)	—	3,533	4(E) & 5(D)	(140,278)

Total stockholders’ equity	221,851	8,670	—	53,660		284,181
Noncontrolling Interest	4,141	—	—	—		4,141

Total equity	225,992	8,670	—	53,660		288,322

Total liabilities, redeemable noncontrolling interest and equity	$307,882	$33,473	$—	$45,091		$386,446

See notes to unaudited pro forma condensed consolidated financial statements

K12 INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2010
(In thousands except share and per share data)

	K12 Inc.	KCDL	Reclass	Pro forma		Pro forma
	06/30/10	07/03/10	Adjustments	Adjustments	Note	K12 Inc.
		(Note 1)	(Note 5A)
Revenues	$384,470	$36,520	$—	$129	5(E)	$421,119

Cost and expenses
Instructional costs and services	222,029	9,509	3,895	(653)	5(C)	234,780
Selling, administrative, and other operating expenses	117,398	29,082	(6,042)	335	5(B) & 5(D)	140,773
Product development expenses	9,576		2,147	—		11,723

Total costs and expenses	349,003	38,591	—	(318)		387,276

Income (loss) from operations	35,467	(2,071)	—	447		33,843
Interest (expense) income, net	(1,331)	(713)	—	—		(2,044)

Income (loss) before income tax expense (benefit) and noncontrolling interest	34,136	(2,784)	—	447		31,799
Income tax (expense) benefit	(13,249)	896	—	(167)	5(F)	(12,520)

Net income (loss)	20,887	(1,888)	—	280		19,279
Add net loss attributable to noncontrolling interest	638	—	—	—		638

Net income (loss) — K12 Inc.	$21,525	$(1,888)	$—	$280		$19,917

Net income attributable to common stockholders per share:
Basic	$0.72					$0.61

Diluted	$0.71					$0.60

Weighted average shares used in computing per share amounts:
Basic	29,791,973					29,791,973

Diluted	30,248,683					30,248,683

See notes to unaudited pro forma condensed consolidated financial statements

K12 INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
1.	Basis of Presentation
On July 23, 2010, the Company acquired all of the stock of KCDL, a provider of online curriculum and public and private virtual education, by issuing to its parent company, KCDL Holdings LLC, 2,750,000 shares of a new class of stock designated as Series A Special Stock, which had a value at closing of $63.1 million. KCDL Holdings, Inc. is an affiliate of the Learning Group, LLC, a related party. The KCDL businesses include: Aventa Learning (online curriculum and instruction), the iQ Academies (statewide virtual public charter schools for middle and high school); and The Keystone School (international online private school).
The unaudited pro forma condensed consolidated statement of operations are based on the historical statements of K12 and KCDL after giving effect to the acquisition of KCDL as if it occurred on July 1, 2009 and for the unaudited condensed consolidated balance sheet on June 30, 2010. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable and, (3) with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on the consolidated results and excluding nonrecurring charges directly attributable to the transaction.
KCDL’s fiscal year ends on the Saturday closest to December 31 and is comprised of 52 weeks. Accordingly, KCDL’s fiscal year 2009 ended on January 2, 2010. Because K12 and KCDL had different fiscal year end dates, the unaudited pro forma condensed consolidated financial statements are prepared based on a comparable period. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2010 is presented based on K12’s balance sheet as of June 30, 2010 and KCDL’s balance sheet as of July 3, 2010. The unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2010 is presented based on K12’s year ended June 30, 2010 and KCDL’s 52-week period ended July 3, 2010. KCDL’s 52-week period ended July 3, 2010 unaudited historical financial statements were derived by combining the 26-week period ended January 2, 2010 results and the 26-week period ended July 3, 2010 results.
The unaudited pro forma financial information is not intended to reflect the financial position and results of operations which would have actually resulted had the KCDL acquisition been effected on the dates indicated above. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future. The actual results in the periods following the acquisition may differ significantly from that reflected in the unaudited pro forma condensed consolidated financial information for a number of reasons including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial information and the actual amounts and the completion of a final valuation of the acquisition. In addition, no adjustments have been made for non-recurring integration plans or operational efficiencies that may have been achieved if the acquisition had occurred on July 1, 2009.
2.	Preliminary Purchase Price
The total purchase price for the shares of outstanding common stock of KCDL is estimated to be $63.1 million. The Company acquired all of the stock of KCDL by issuing to its parent company KCDL Holdings LLC, 2,750,000 shares of a new class of stock designated as Series A Special Stock. The holders of the Series A Shares initially have no voting rights and no rights of conversion with respect to the Series A Shares; however, the holders of Series A Shares have participating rights in all dividends and distributions declared or paid on or with respects to common stock of the Company. The Company has agreed to convene a meeting of its stockholders to obtain their approval to permit conversion of the Series A Shares into common stock on a one-for-one basis and for the right to vote on all matters presented to K12 shareholders, other than for the election and removal of directors, for which holders of the Series A Shares shall have no voting rights. In the event that the K12 stockholders do not approve the voting rights and permit conversion of the Series A Shares by the first anniversary of the closing of the acquisition, the Series A Shares will be redeemable at the option of the holder or K12 at a price per share of the greater of $22.95 or the price per share of the K12 common stock at the date of redemption. Learning Group LLC and certain of its affiliates have agreed to vote their shares of K12 common stock (representing approximately 17% of our common stock) in favor of the rights of conversion and voting rights of Series A Shares pursuant to a voting agreement. The aggregate redemption liability (if fully exercised) will not be less than $63.1 million of cash.

3.	Purchase Price Allocation
The total fair value of the assets acquired (including goodwill) and liabilities assumed were $78.6 million and $15.5 million, respectively. The allocation of the estimated consideration to the identifiable tangible and intangible assets and liabilities assumed based on their estimated fair values as of the acquisition date is summarized in the following table (in thousands):

Amount
Current assets	$9,935
Property and equipment, net	8,168
Capitalized curriculum development costs, net	4,000
Intangible assets, net	16,000
Goodwill	37,400
Other noncurrent assets	3,061
Current liabilities	(5,538)
Deferred tax liability	(5,348)
Deferred revenue	(3,839)
Other noncurrent liabilities	(727)

Purchase price paid	$63,112

Except as noted below, the carrying value of assets and liabilities in KCDL’s financial statements represents fair value of those assets and liabilities. As this allocation is based on preliminary estimates, additional adjustments to record the fair value of all assets and liabilities may be required.
•	The intangible assets of KCDL have been increased $15.2 million to a total value of $16.0 million to reflect our preliminary estimate of the fair value of intangible assets, including trade name/trademarks and customer relationships.

•	The capitalized curriculum development costs have decreased by $0.5 million to a value of $4.0 million.

•	KCDL defers and expenses material costs over the period which revenue is recognized. K12 expenses material cost when materials are shipped. KCDL’s deferred material costs as of July 3, 2010 were reduced by $0.3 million to a value of $0.

•	Deferred revenue represents advance payments from customers for education services. The fair value was estimated based on a cost build-up approach. The cost build-up approach determines fair value by estimating the costs related to supporting the obligation plus an assumed profit which approximates, in theory, the amount that would be required to pay a third party to assume the obligation. As a result, the deferred revenues of KCDL have been decreased $0.4 million to $3.8 million, which represents the estimated fair value of the contractual obligations assumed.

•	Deferred tax liabilities represent the estimated impact of purchase accounting adjustments for identifiable intangible assets. The estimate of the deferred tax liabilities was determined based on the excess book basis over tax basis resulting from the fair value adjustments using a statutory tax rate of 37.3%.
4.	Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments
(A)	Certain balance sheet accounts of KCDL as of July 3, 2010 have been reclassified to conform to K12’s classification.

(B)	Net assets acquired by K12 do not include cash on-hand and certain liabilities of KCDL. This pro forma adjustment eliminates these balances at their historical amounts.

(C)	The assets acquired and liabilities assumed of KCDL have been adjusted to their estimated fair values as of the acquisition date. Refer to Note 3 for further information.

(D)	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The acquired goodwill presented in the above table reflects the estimated goodwill from the preliminary purchase price allocation of $37.4 million.

(E)	KCDL’s historical stockholder’s equity was reversed.

(F)	This pro forma adjustment represents the issuance of Series A Special Stock which had a preliminary value of $63.1 million at closing. Refer to Note 2 for further information.
5.	Unaudited Pro Forma Condensed Consolidated Statement of Operations Adjustments
(A)	Certain cost and expenses of KCDL for the year ended July 3, 2010 have been reclassified to conform to K12’s classification. The reclassification of such costs and expenses did not impact operating income or net income.

(B)	Trade name and Customer relationships — Amortization expense (included in “Selling, Administrative and Other Operating Expenses”). Estimated lives are preliminary and subject to change upon final valuation.
The pro forma adjustment represents the difference in amortization expense for the intangible assets acquired in connection with the KCDL acquisition as if the acquisition occurred on July 1, 2009. Details are presented in the following table (in thousands):

	Preliminary Fair Value	Estimated Life

Trade name	$9,000	15 years
Customer relationships	7,000	15 years

Total intangible assets	$16,000

Trade name and customer relationship intangibles are amortized using the straight-line method and the related amortization expense is included in “Selling, Administrative and Other Operating Expenses ”. The annual amortization expense based on the fair value is $1.1 million. The historical amortization expense recognized by KCDL for the year ended July 3, 2010 was $0. Therefore, we recorded a pro forma adjustment in the amount of $1.1 million.
(C)	Capitalized curriculum development costs — Amortization expense (included in “Instructional Costs and Services”)
The pro forma adjustment represents the difference in amortization expense for the capitalized curriculum development costs acquired in connection with the KCDL acquisition as if the acquisition occurred on July 1, 2009. Capitalized curriculum development costs had a preliminary fair value of $4.0 million with an average useful life of 4 years. Capitalized curriculum development costs are amortized using the straight-line method and the related amortization expense is included in “Instructional Costs and Services”. The annual amortization expense based on the fair value is $1.0 million. The historical amortization expense recognized by KCDL for the year ended July 3, 2010 was $1.7 million. Therefore, we recorded a pro forma adjustment in the amount of $0.7 million.

(D)	Transaction costs (included in “Selling, Administrative and Other Operating Expenses”)
We have estimated that total acquisition related costs will be approximately $1.5 million. Of these costs approximately $0.8 million was accrued as a pro forma adjustment in “Accrued Liabilities” in the unaudited pro forma condensed consolidated balance sheet at June 30, 2010. The remaining transaction costs are reflected in the historical unaudited condensed consolidated balance sheets of K12 at June 30, 2010. Because we are required to expense these costs as they are incurred, we have charged the pro forma adjustment to retained earnings as of June 30, 2010. The unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2010 was adjusted by $0.7 million to eliminate the transaction costs reflected in “Selling, Administrative and Other Operating Expenses” which were incurred and expensed for that period as they are non-recurring.
(E)	Revenue recognition
KCDL recognizes revenues associated with certain subscription services over seven months whereas K12 recognizes these revenues over ten months. This adjustment is made to conform KCDL revenue recognition policy to K12’s revenue recognition policy. Using K12’s revenue recognition method, the additional amount of KCDL revenue deferred as of 6/30/09 and 6/30/10 was $986K and $857K, respectively which resulted in $129K adjustment to revenue in the unaudited pro forma condensed consolidated statement of operations.
(F)	Income taxes
This pro forma adjustment represents income tax impact on pro forma adjustments based on an average statutory tax rate of approximately 37.3% for the year ended June 30, 2010. The pro forma provision for income taxes does not reflect the amounts that would have resulted had K12 and KCDL filed consolidated income tax returns during the periods presented.
6.	Adjustment to Common Shares and Equivalents Outstanding
Pro forma earnings per common share basic and diluted for the year ended June 30, 2010 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below.

The unaudited pro forma condensed consolidated financial information does not purport to represent what the Company’s results of operations including earnings per share actually would have been if the acquisition of KCDL had occurred on July 1, 2009 or what such results will be for any future periods or what the consolidated balance sheet would have been if the acquisition had occurred on June 30, 2010. The actual results in the periods following the acquisition including earnings per share may differ significantly from that reflected in the unaudited pro forma condensed consolidated financial information for a number of reasons including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial information and the actual amounts and the completion of a final valuation of the acquisition. In addition, no adjustments have been made for non-recurring integration plans or operational efficiencies that may have been achieved if the acquisition had occurred on July 1, 2009.

The following table sets forth the computation of pro forma basic and diluted earnings per share for the year ended June 30, 2010 (in thousands, except share and per share data):

	For the Year Ended
	June 30, 2010
	Historical	Pro forma
Basic earnings per share computation:
Net income	$21,525	$19,917

Amount allocated to participating Series A stockholders	$—	$1,683

Income available to common stockholders — basic (A)	$—	$18,235

Weighted average common shares—basic historical (B)	29,791,973	29,791,973

Basic net income per share (A/B)	$0.72	$0.61

	For the Year Ended
	June 30, 2010
	Historical	Pro forma
Diluted earnings per share computation:
Net income	$21,525	$19,917

Amount allocated to participating Series A stockholders	$—	$1,683

Income available to common stockholders — diluted (A)	$—	$18,235

Shares computation:
Weighted average common shares—basic historical	29,791,973	29,791,973
Effect of dilutive stock options	456,710	456,710

Weighted average common shares—diluted (C)	30,248,683	30,248,683

Diluted net income per share (A/C)	$0.71	$0.60